Exhibit 21

LIST OF SUBSIDIARIES

Subsidiaries of the Registrant	Jurisdiction of Organization

BCP Ingredients, Inc.	Delaware

Balchem BV	Netherlands

Balchem Italia Srl	Italy

Balchem Ltd.	Canada

Aberco, Inc.	Maryland

SensoryEffects, Inc.	Delaware

SensoryEffects Cereal Systems, Inc.	Delaware

Albion Laboratories, Inc.	Nevada

Chemogas Holdings NV	Belgium

Chemogas NV	Belgium

Stereo Sdn Bhd	Malaysia

Stereo Pte Ltd.	Singapore

Stereo Pty Ltd.	Australia

Stereo Gas Philippines Inc.	Philippines

Zumbro River Brands, Inc.	Minnesota